EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 22nd day of September, 2014, is entered into by and between CHAPARRAL ENERGY, INC., a Delaware corporation (the “Company”), CHAPARRAL ENERGY, LLC (the “Employer”) and Dave Winchester (“Executive”).
IN CONSIDERATION of the premises and the mutual covenants set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
WHEREAS, the Company desires to retain Executive as its employee and believes it is necessary to enter into this Agreement to provide the proper incentive to Executive; and
1.Term. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment with the Company under this Agreement shall be for a term (the “Term”) commencing upon September 22, 2014 (the “Effective Date”) and ending on the third-year anniversary of the Effective Date; provided, however, that commencing on the date that is the third anniversary of the Effective Date, the Term shall be automatically extended so as to terminate on the second anniversary of such date, and the Term shall be automatically extended so as to terminate on each anniversary thereafter (each such anniversary referred to as a “Renewal Date”). Notwithstanding the foregoing, if at least ninety (90) days prior to any Renewal Date, the Company gives Executive written notice that the Term will not be so extended, this Agreement will continue for the remainder of the then current Term and automatically expire upon its completion. The Term may be sooner terminated under Section 5 of this Agreement.
2.    Position and Duties. During the Term, Executive will serve as Senior Vice President of Drilling of the Company and will report directly to the President and Chief Operating Officer (the “Supervising Executive”). Executive shall devote Executive’s best efforts and full business time and attention to perform all services reasonably required to fully execute the duties and responsibilities associated with the Company, its subsidiaries and its affiliates as directed by the Supervising Executive. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or committees. Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time, including, without limitation, any rules and policies relating to Executive obligations to the Company upon a termination of employment.
3.    Place of Performance. During the Term, Executive’s place of employment will be the Company’s principal executive offices in Oklahoma City, Oklahoma (the “Principal Location”), except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

A-1

LA\2083111.2

4.    Compensation and Related Matters.
(a)    Base Salary. During the Term, the Company will pay Executive a base salary of not less than $325,000.00 per year (“Base Salary”), in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased unless the base salaries for all executive officers of the Company are decreased, pursuant to annual review by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) in its discretion. In the event that Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.
(b)    Annual Bonus Incentives. In addition to the Base Salary, Executive shall be eligible to participate in and earn an annual cash bonus under any annual incentive plan established by the Board so long as the terms of any such plan allow participation by the executive officers of the Company (“Annual Bonus”). The target Annual Bonus for Executive shall be equal to 70% of Executive’s current Base Salary, but the actual Annual Bonus shall be determined by the Compensation Committee, in consultation with the Supervising Executive, in accordance with the terms of such plan, in effect at that time, if any. The terms for the payment of any Annual Bonus shall be determined by the Compensation Committee, in consultation with the Supervising Executive, in accordance with the terms of such plan in effect at that time, if any.
(c)    Equity Grant. Subject to adoption by the Board and approval by Company’s shareholders of the Company’s Amended 2010 Equity Incentive Plan (the “Plan”), the Company shall grant to Executive shares of restricted stock (the “Restricted Stock”) under the Plan, consisting of 2,057 time-vesting shares (the “Time-Vested Restricted Stock”) and 3,984 performance-vesting shares (the “Performance-Vested Restricted Stock”). Consistent with the foregoing, the terms and conditions of the Time-Vested Restricted Stock shall be set forth in an award agreement (the “Time-Vested Restricted Stock Agreement”) substantially in the form attached hereto as Exhibit A, and the terms and conditions of the Performance-Vested Restricted Stock shall be set forth in an award agreement (the “Performance-Vested Restricted Stock Agreement” and, together with the Time-Vested Restricted Stock Agreement, the “Restricted Stock Agreements”) substantially in the form attached hereto as Exhibit B, which together shall evidence the grant of the Restricted Stock. Subject to this Section 4(c), the Time-Vested Restricted Stock and the Performance-Vested Restricted Stock shall be governed in all respects by the terms of the Plan and the applicable Restricted Stock Agreement.
(d)    Welfare, Pension and Incentive Benefit. During the Term, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company or Employer for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term, Executive will be eligible to participate in all pensions, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company or Employer for the benefit of its senior executive officers.

LA\2083111.2

(e)    Vacation. Executive shall be entitled to paid vacation in accordance with the Employer’s vacation policy during the Term. Executive may use his vacation in a reasonable manner based upon the business needs of the Company.
(f)    Fringe Benefits. During the Term, the Company will provide Executive with such other fringe benefits as commensurate with Executive’s position.
(g)    Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company’s and Employer’s expense reimbursement policy during the Term. All payments under this Section 4(g) shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred such expenses.
5.    Termination of Employment. Executive’s employment under this Agreement may be terminated during the Term under the following circumstances:
(a)    Death. Executive’s employment under this Agreement will terminate upon his death.
(b)    Disability. Upon Executive’s Disability, Executive will receive a Notice of Termination (as defined in Section 6(a)) from the Company. If Executive does not return to the substantial performance of his duties on a full-time basis within thirty (30) days of such Notice of Termination, the Company has the right to terminate Executive’s employment under this Agreement for Disability, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, “Disability” means Executive’s incapacity due to physical or mental illness whereby Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for a period of six (6) consecutive months.
(c)    Cause. The Company has the right to terminate Executive’s employment for Cause by providing Executive with a Notice of Termination, and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events: (i) Executive’s conviction of, or entry by Executive of a guilty or no contest plea to a felony or crime involving moral turpitude; (ii) Executive’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or any affiliate; (iii) Executive’s willful failure to substantially perform or gross neglect of Executive’s duties, including, but not limited to, the failure to follow any lawful directive of the Supervising Executive, within the reasonable scope of Executive’s duties; (iv) Executive’s performance of acts materially detrimental to the Company or any affiliate, unless otherwise approved in advance by the Board or the Compensation Committee; (v) Executive’s use of narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on Executive’s performance of his duties as an employee of the Company or on the reputation of the Company or any affiliate; (vi) Executive’s commission of a material violation of any rule or policy sponsored by the Company which results in injury to the Company; or (vii) Executive’s material breach of this Agreement, including, but not limited to, Executive’s material breach of the covenants set forth in Section 9 hereof.

LA\2083111.2

(d)    Good Reason. Executive may terminate Executive’s employment with the Company for “Good Reason,” and such termination will not be a breach of this Agreement by Executive. For purposes of this Agreement, “Good Reason” shall mean the occurrence without the written consent of Executive, of one of the events set forth below:
(i)    a material diminution in Executive’s authority, duties or responsibilities combined with a demotion in Executive’s pay grade ranking;
(ii)    the reduction by the Company of Executive’s Base Salary by more than ten percent (10%) (unless done so for all executive officers of the Company);
(iii)    the requirement that Executive be based at any office or location that is more than 50 miles from the Principal Location, except for travel reasonably required in the performance of Executive’s responsibilities; or
(iv)    any other action or inaction that constitutes a material breach by the Company of this Agreement such as the failure of any successor to the Company to assume this Agreement pursuant to Section 14.
Notwithstanding the foregoing, Executive will not be deemed to have terminated for Good Reason unless (A) Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) Executive provides a Notice of Termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition, and (D) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).
(e)    Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination. For purposes of Section 7 hereto, a “termination without Cause” shall include the Company’s failure to renew this Agreement pursuant to Section 1 prior to a Renewal Date.
(f)    Without Good Reason. Executive may voluntarily terminate employment with the Company without Good Reason at any time by providing the Company with a Notice of Termination.
6.    Termination Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to Section 5(a)) will be communicated by Notice of Termination to the other party in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

LA\2083111.2

(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 5(d), the date on which a Notice of Termination provided in accordance with such Section is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination, (iv) if Executive’s employment is terminated voluntarily by Executive without Good Reason pursuant to Section 5(f), thirty (30) days after Notice of Termination, or (v) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.
7.    Obligations of the Company Upon Termination. In the event Executive’s employment under this Agreement terminates during the Term and such termination constitutes a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), the Company will provide Executive with the payments and benefits set forth below.
(a)    Termination by Company Without Cause or by Executive for Good Reason Not Following Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason at any time that is not within two (2) years after the occurrence of a “Change in Control” (as defined below):
(i)    The Company will pay to Executive in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) any earned but unpaid Base Salary, (B) any Annual Bonus required to be paid to Executive pursuant to Section 4(b) for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid, (C) accrued but unpaid vacation pay through the Date of Termination, and (D) reasonable business expenses incurred but unpaid through the Date of Termination (together, the “Accrued Obligations”);
(ii)    Subject to Sections 7(f) and 10 below, the Company will pay to Executive an amount equal to 1.5 (the “Severance Multiple”) times the sum of (x) Executive’s Base Salary in effect on the Date of Termination plus (y) the Annual Bonus granted to Executive for the fiscal year of the Company immediately on or preceding the Date of Termination, payable in the form of a salary continuation for a period of months equal to the product of 12 times the Severance Multiple; provided, however, that the first such payment shall not be made until the Company’s first payroll date occurring on or after the 30th day following the Date of Termination (the “First Payroll Date”) and any amounts that would otherwise have been paid pursuant to this Section 7(a)(ii) prior to the First Payroll Date shall instead be paid on the First Payroll Date. Each payment under this Section 7(a)(ii) shall be treated as a separate payment for purposes of Section 409A of the Code.

LA\2083111.2

(iii)    Subject to Sections 7(f) and 10 below, the Company will maintain in full force and effect, for the continued benefit of Executive (and Executive’s spouse and/or eligible dependents, as applicable) for a period of eighteen (18) months following the Date of Termination, participation by Executive (and Executive’s spouse and/or eligible dependents, as applicable) in the medical, hospitalization, and dental programs maintained by the Company for the benefit of its senior executive officers as in effect on the Date of Termination, at such level and terms and conditions (including, without limitation, contributions required by Executive for such benefits) as in effect on the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer–provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period. If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).
(iv)    For purposes of this Agreement, “Change in Control” shall mean:
(A)    The consummation of any transaction or series of related transactions involving the sale of the Company’s outstanding securities (but excluding a public offering of the Company’s capital stock) for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof and which result in this Company’s shareholders (or their affiliates) immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity following such transaction; or
(B)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.
(b)    Termination by Company Without Cause or by Executive for Good Reason Following Change in Control. If at any time within two (2) years after a Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then Executive shall be entitled to the payments and benefits provided in Section 7(a) hereof, subject to the terms and conditions thereof (including, without limitation, the requirement that a condition to Executive’s right to receive the amounts provided for thereunder is that Executive execute, deliver and not revoke the Release as set forth in Section 10 below), except that for purposes of this Section 7(b),

LA\2083111.2

the Severance Multiple shall equal 2. To the extent a Change in Control occurs as a result of the sale or other disposition of all or substantially all of the Company’s assets, then, on or prior to the closing date of such Change in Control, the Company shall deposit in an irrevocable grantor trust an amount of money equal to the severance payments and benefits that will be payable to Executive under this Section 7(b) in the event of a termination of employment by the Company without Cause or by Executive for Good Reason within two (2) years after such Change in Control; provided, that such grantor trust shall be designated to constitute an unfunded arrangement commonly referred to as a “rabbi trust” so that the Executive shall not be in constructive receipt of income or incur an economic benefit solely on account of the adoption or maintenance of the trust.
(a)    Termination by Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations; provided, however, the amounts described in Section 7(a)(i)(D) shall not be paid to Executive if Executive’s employment was terminated by the Company for Cause due to Executive’s misappropriation of Company funds.
(b)    Disability. During any period that Executive fails to perform Executive’s duties under this Agreement as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to Section 5(b). If Executive’s employment is terminated due to Disability pursuant to Section 5(b), subject to Sections 7(f) and 10 below, the Company will pay Executive within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.
(c)    Death. If Executive’s employment is terminated by death, the Company will pay to Executive’s beneficiary, or personal or legal representatives or estate, as the case may be, within thirty (30) days after the Date of Termination the Accrued Obligations, plus a pro rata share of the Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs.
(d)    Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 7 hereof, shall be paid to Executive during the six (6)-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.
8.    Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

LA\2083111.2

9.    Confidential Information; Non-Solicitation; Non-Competition.
(a)    Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, at any time during or after the Term, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the oil and natural gas industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

LA\2083111.2

(b)    Non-Solicitation. Executive shall not, during the Term or for the period of months equal to the product of 12 times the Severance Multiple following the Date of Termination (the “Covered Period”), either personally or by or through his/her agent or by letters, circulars or advertisements and whether for himself/herself or on behalf of any other person or entity, hire, solicit or seek to hire any employee or consultant of the Company or any affiliated entity, or in any other manner attempt, directly or indirectly, to persuade any such employee or consultant to discontinue his/her status of employment or consultancy with the Company or any affiliated entity or to become hired in any business or activities likely to be competitive with the Company’s or an affiliated entity’s business. Additionally, during the Covered Period, Executive shall not, for himself/herself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity for the purpose of causing such customer to reduce or refrain from doing any business with the Company or any affiliated entity. Executive further agrees that, during the Covered Period, he/she will not, directly or indirectly, request or advise any customers of the Company or an affiliated entity to withdraw, curtail or cancel their business with the Company or any affiliated entity. For purposes of this Agreement, a “customer” of the Company or any affiliated entity shall mean those customers of the Company or an affiliated entity who held a deposit account or otherwise transacted business with the Company or an affiliated entity at any time within the twelve (12) months preceding termination of Executive’s employment. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the Company’s or an affiliated entity’s customers or employees.
(c)    Non-Competition.
(i)    As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect the trade secrets and Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, during the Covered Period, Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of Competing Business.
(ii)    For purposes of Section 9(c)(i):
(A)    “Competitor” means any business, company or individual which is in, or is actively seeking to be in the Competing Business.
(B)    “Competing Business” means the acquisition, exploration, exploitation, development, production and/or operation of oil and gas properties.

LA\2083111.2

(iii)    Executive acknowledges that each of the covenants of Section 9(c)(i) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 9. Executive agrees that the scope of prohibited activities and time duration of each of the covenants set forth in Section 9(c)(i) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with the Company’s customers, suppliers, licensees and business relations. It is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this covenant, whether before or after the Date of Termination. Executive agrees not to challenge the enforceability, scope or reasonableness of the covenants in Section 9(c)(i). The covenants in Section 9(c)(i) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope or duration set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.
(iv)    If, during any portion of the Covered Period, Executive is not in compliance with the terms of Section 9(c)(i), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 9(c)(i) for an additional period of time (i.e., in addition to the Covered Period) that shall equal the period(s) over which such noncompliance occurred.
(v)    Nothing in this Section 9(c) shall prohibit: (A) direct or indirect ownership of publicly traded securities which are issued by a Competitor involved in or conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than 5% of the outstanding equity or voting securities of such Competitor; (B) ownership of royalty interests where Executive owns the surface of the land covered by the royalty interest and the ownership of the royalty interest is incidental to the ownership of such surface estate, provided that any such surface estate does not adjoin, or is not near to, any property ownership interest held directly or indirectly by the Company; (C) direct or indirect ownership of royalty interests or overriding royalty interests owned prior to the Effective Date; or (D) direct or indirect ownership of working interests or other interests in oil and gas owned prior to the Effective Date and disclosed by Executive to the Company in writing. It is the intent of the Company that during the Term of this Agreement Executive is not acquiring additional oil and gas interests, directly or indirectly.
(d)    Obligations of Executive Upon Termination. Upon termination of Executive’s employment for any reason, Executive shall return to the Company all documents and copies, including hard and electronic copies, of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, Executive shall resign from all positions held with the Company or any affiliated entities.

LA\2083111.2

(e)    Remedies. Executive acknowledges and understands that Sections 9(a), (b), (c) and (d) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provision of Section 12 hereof relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating Sections 9(a), (b), (c) and (d) hereof.
(f)    Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 9.
(g)    Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company which are reasonable and related to the subject of this Section 9 which are in writing and are developed by the Company in the ordinary course of business.
10.    Release. Notwithstanding any other provisions of this Agreement, it shall be a condition to Executive’s right to receive the amounts provided for in Section 7(a), 7(b) or 7(d) of this Agreement, that Executive will execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit C (the “Release”) within twenty-one (21) days following the Date of Termination and that Executive not revoke such release within seven (7) days thereafter. The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to all parties at the time of execution.
11.    Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive. In addition, during the term of this Agreement and for a period of six years following the termination of this Agreement for any reason whatsoever, Executive shall be covered by a Company held liability insurance policy, covering acts or omissions occurring prior to (i) the termination of this Agreement or (ii) the termination of employment of Executive.

LA\2083111.2

12.    Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the arbitrator may award to the prevailing party, the reasonable attorney fees, costs and expenses incurred by the prevailing party in connection with such contest or dispute.
13.    Maximum Payments by the Company.
(a)    It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits, including the payments and benefits under Section 7 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

LA\2083111.2

(b)    The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.
(c)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.

14.    Agreement Binding on Successors.
(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as herein defined, and any successor to its or the Company’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

LA\2083111.2

(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary, or personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to his beneficiary or personal or legal representatives or estate.
15.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At his last known address
evidenced on the Company’s
payroll records.

If to the Company:
Chaparral Energy, Inc.
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16.    Section 409A.

LA\2083111.2

(a)    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 17(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Executive for any failure to do so.
(b)    Notwithstanding anything herein to the contrary, Executive acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect to any compensation or benefits payable to Executive, whether under this Agreement or otherwise, then (i) the payment of such tax shall be solely Executive’s responsibility, (ii) neither the Company, its affiliates nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax and (iii) Executive shall indemnify and hold harmless, to the greatest extent permitted under law, each of the foregoing from and against any claims or liabilities that may arise in respect of any such tax.
(c)    To the extent that any of the rights or potential rights to future payments under the Change of Control Severance Agreement constitute “nonqualified deferred compensation” (within the meaning of Section 409A), if any, the termination of such rights is undertaken in accordance with and as permitted under Internal Revenue Code Treasury Regulation § 1.409A-3(j)(ix)(B).
17.    Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation
18.    Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.
19.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

LA\2083111.2

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
21.    Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
22.    Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter, including, without limitation the Change of Control Severance Agreement.
23.    Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments or to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

LA\2083111.2

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

“COMPANY”
CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Mark A. Fischer
President & Chief Executive Officer

“EXECUTIVE”

/s/ Dave Winchester
Dave Winchester

17

LA\2083111.2